Exhibit 10.67

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of January 11, 2012 (the “Effective Date”), by and between VeriTeQ Acquisition Corporation, a Florida corporation (the “Licensee”), and PositiveID Corporation, a Delaware corporation (“PositiveID”).

A.

PositiveID has developed and owns Patent Rights (as defined below) to certain implantable passive radio frequency identification microchips (“VeriChip Products”) and has developed Health Link, a web-based personal health record (PHR) that automatically integrates medical data retained in hospitals, laboratory centers, pharmacies, physician practices and other healthcare entities into a single, user-friendly online location, which also enables users to store, access, share and manage a complete summary of their health information and medical history in a secure and confidential environment.  Health Link also provides interactive health tools and educational resources to assist users in actively improving their health and allowing them to make more informed decisions with their healthcare providers (collectively, the “Health Link Business”).

B.

PositiveID has 100% ownership interests in the Patent Rights and has the authority to issue licenses under the Patent Rights.

C.

Simultaneously herewith, PositiveID and Licensee are entering into a Stock Purchase Agreement, whereby Licensee is purchasing all of the outstanding capital stock of PositiveID’s wholly-owned subsidiary, PositiveID Animal Health Corporation (“PAH”).  PAH owns certain assets relating to the VeriChip Business and the Health Link Business.

D.

Licensee wishes to obtain from PositiveID a non-exclusive, perpetual, non-transferable (without prior written consent of PositiveID), license to utilize the Patent Rights for the purpose of designing and constructing, using, selling and offering to sell products or services related to the VeriChip Business (as defined below) but excluding the Restricted Applications (as defined below).

E.

In addition, Licensee and PositiveID wish to memorialize in this Agreement that PositiveID will receive from Licensee twenty percent (20%) of Gross Revenues of Licensee from Medical Components, Inc. (“Medcomp”) for a period of three (3) years following written clearance by the United States Food and Drug Administration of the Medcomp product that incorporates the VeriChip Product, which is the subject under that certain Development and Supply Agreement with Medcomp dated April 2, 2009.

Now therefore, in consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

1.

Definitions

As used in this Agreement, the following terms shall have the following meanings:

1.1

“Agreement” shall have the meaning as set forth in the first paragraph.

1.2

“Claims” shall have the meaning as set forth in Section 10.1.

1.3

“Effective Date” shall have the meaning as set forth in the first paragraph.

1.4

“Field” means the field of methods and products related to an implantable radio frequency identification (“RFID”) device, employing PositiveID’s proprietary technology or methods and capable of connecting to a database which can contain information related to the RFID microchip, such as personal identification or health information. The term Field expressly excludes Restricted Applications.

1.5

“Health Link Business” shall have the meaning as set forth in Paragraph A of the Recitals hereto.

1.6

 “Indemnitees” shall have the meaning as set forth in Section 10.1.

1.7

 “License” shall have the meaning as set forth in Section 2.1.

1.8

 “Licensee” shall have the meaning as set forth in the first paragraph.

1.9

 “Licensed Method” means:  (i) any method that is claimed in the Patent Rights and/or the use of which would constitute, but for the grant of a license under the Patent Rights within the Field, an infringement of any Valid Claim in the country in which such method is used or in the country in which the resulting products are sold; and (ii) any method that includes or results from PositiveID's Technology.

1.10

 “Licensed Product” means:  (i) any implantable RFID product or device that is covered by any pending or issued claim within the Patent Rights and/or the use, production or sale of which would constitute, but for the grant of a license under the Patent Rights within the Field, an infringement of any Valid Claim in the country in which such product is used, produced or sold; (ii) any implantable RFID product or device that is produced according to or through the use of a Licensed Method; (iii) any implantable RFID product or device sold for use predominantly in the performance of a Licensed Method; and (iv) any implantable RFID product or device that includes or results from PositiveID’s Technology.

1.11

“Markets” means health identification and related fields that could incorporate an implantable RFID microchip for use in the Field.

1.12

“Medcomp” shall have the meaning as set forth in Paragraph E of the Recitals hereto.

1.13

“Gross Revenues” means:  The amount billed, invoiced, or received (whichever occurs first) for sales, leases, or other transfers of Licensed Products, less:

(a)

customary trade, quantity or cash discounts

(b)

amounts repaid or credited by reason of rejection or return.

Gross Revenues also includes the fair market value of any non-cash consideration received by the Licensee for the sale, lease or transfer of Licensed Products.  Fair market value will be calculated as of the time of transfer of such non-cash consideration to the Licensee.  Transfer of a Licensed Product between Licensee and Sublicensees for sale by the transferee shall not be considered a sale for purposes of ascertaining royalty charges.  In such circumstances, the gross sales price and resulting Gross Revenues price shall be based upon the sale of the Licensed Product by the transferee.

1.14

“Patent Rights” means: (i) The patents and patent applications listed in Appendix A and any patent that issues or grants from any patent application listed in Appendix A; (ii) any patent or patent application that is a divisional, continuation, national or regional patent or application, reissue, renewal, reexamination, substitution or extension of the patents and applications identified in (i); and (iii) any claim of a continuation-in-part application or patent, directed to the subject matter specifically described in the patents or patent applications identified in (i).

1.15

“PositiveID” shall have the meaning as set forth in the first paragraph.

1.16

“PositiveID's Technology” means the research and development knowledge, experience, technical data, methods, applications and the like concerning artificial receptor technology or methods, synthetic competitor agent technology or methods, sensing system technology or methods which PositiveID had in its possession or acquired on or before the date of this Agreement and which PositiveID creates during the effective term of this Agreement, including methods of making any Licensed Product or part thereof and any compositions, articles, methods or artificial receptor technology or methods, synthetic competitor technology or methods, sensing system technology or methods disclosed but not claimed in any patent or patent application owned and controlled by PositiveID. The term PositiveID's Technology does not include any information which has been acquired or is acquired by PositiveID in confidence from a third party.

1.17

“Royalty Period” shall have the meaning as set forth in Section 4.1.

1.18

“Restricted Applications” means any product or application involving blood glucose detection or diabetes management, including, but not limited to, the GlucoChip, a glucose-sensing microchip based on PositiveID’s proprietary intellectual property.

1.19

“Sublicense” means a grant of a license under the Patent Rights by Licensee to any third party.

1.20

 “Sublicensee” means any third party who is granted a license under the Patent Rights by the Licensee.

1.21

“Territory” means Worldwide.

1.22

“Third Party Claim” shall have the meaning as set forth in Section 7.3

1.23

“Valid Claim” means: either (i) a claim of an issued and unexpired patent included within the Patent Rights that has not been held permanently revoked, unenforceable, or invalid by a decision of an agency or a court of competent jurisdiction, that is unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through surrender, disclaimer or otherwise; or (ii) a claim of a pending patent application included within the Patent Rights that was filed with a good faith belief in its patentability and that has not been abandoned or finally rejected without the possibility of appeal or refiling.

1.24

“VeriChip Business” means the development manufacture, distribution and sale of VeriChip Products, including all of VeriChip Product’s identification derivatives, readers, transponders, implanters, and packaging devices, and related services.

1.25

“VeriChip Product” shall have the meaning set forth in Paragraph A of the Recitals hereto.

1.26

The terms “sale(s)”, “sold” and “sell” include, without limitation, leases and other transfers and similar transactions.

2.

Grant of License

2.1

Grant of License. Subject to the terms and conditions of this Agreement, PositiveID agrees to grant to Licensee, and Licensee agrees to accept:

(a) a non-exclusive, perpetual, non-transferable (without prior written consent of PositiveID), license under the Patent Rights to design and construct, use, sell and offer to sell Licensed Products for the Markets in the Field in the Territory; and

(b)  the right to grant Sublicenses under the Patent Rights, subject to the terms and conditions of Section 5 of this Agreement (Section 2.1(a) and (b) shall be collectively, the “License”).

2.2

The granting and exercise of this License is subject to the condition that the Licensee not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein, without the prior written consent of PositiveID.

3.

Royalties

3.1

Licensee shall pay to PositiveID royalties in the amount of ten percent (10%) on all Gross Revenues arising out of or relating to the sale of products, whether by license or otherwise, specifically relating to a bio-sensor implantable radio frequency identification (RFID) device that is protected under United States Patent No. 7,125,382, “Embedded Bio Sensor System” and which is included in the Licensed Products in the Markets in the Territory.

3.2

In addition to the royalty payments due under Section 3.1 above, Licensee shall pay to PositiveID a royalty of twenty percent (20%) on Gross Revenues that are generated under that certain Development and Supply Agreement between PositiveID and Medcomp dated April 2, 2009.  PositiveID’s right to any royalty payments under this Section 3.2 shall terminate three (3) years following written clearance by the United States Food and Drug Administration of the Medcomp product that incorporates the VeriChip Product.

3.3

Payment of royalties specified in Sections 3.1 to 3.2 above shall be made by Licensee to PositiveID within fifteen (15) days following the end of each calendar quarter.  If no royalties are due, Licensee shall so report.  The last such payment shall be made within thirty (30) days after termination of this Agreement.

4.

Reporting

4.1

Licensee shall submit to PositiveID within thirty (30) days after each calendar quarter year ending March 31, June 30, September 30 and December 31 (each a “Royalty Period” and collectively the “Royalty Periods”), a report setting forth for such Royalty Period the following information:

(a)

the number of Licensed Products sold by the Licensee and/or sold by a third party under a Sublicense;

(b)

total billings for such Licensed Products;

(c)

an accounting of all Licensed Methods used;

(d)

deductions applicable to determine the Gross Revenues;

(e)

the amount of revenue received by the Licensee pursuant to the sales described in Section 5 ;

(f)

the amount of payment due thereon, or, if no payment is due to PositiveID for any reporting period, the statement that no payment is due; and

(g)

such other information that PositiveID may reasonably request.

Such report shall be certified as correct by an officer of Licensee and shall include a detailed listing of all deductions from royalties. Such officer shall have a reasonable knowledge of, and access to, information on which such report is based.

4.2

All payments due hereunder shall be payable by check or wire transfer in United States dollars and shall be deemed received when funds are credited to PositiveID’s bank account. If payment is made by wire transfer, such payments shall be marked so as to refer to this Agreement.  No transfer, exchange, collection or other charges shall be deducted from such payments.

4.3

All such reports shall be maintained in confidence by PositiveID except as required by law; however, PositiveID may include in its statutorily required report amounts of royalties paid.

4.4

In the event that any payment due under this Agreement is not made when due, such payment shall be subject to a charge of interest at one and one half percent (1 1/2%) per month. Interest shall accrue beginning on the first day following the due date as herein specified and shall be compounded quarterly. PositiveID shall not be precluded from exercising any other rights it may have as a consequence of the lateness of any payment.

5.

Sublicenses

5.1

Licensee may grant Sublicenses under the License; however, such Sublicenses are subject to PositiveID’s prior written approval.

5.2

To the extent applicable, Sublicenses must include all of the rights of and obligations due to PositiveID under this Agreement.

5.3

The right of the Licensee to grant Sublicenses shall not survive termination of this Agreement.

6.

Record Keeping

6.1

Licensee shall keep, and shall require each Sublicensee to keep, accurate records (together with supporting documentation) of Licensed Products made, used or sold under this Agreement, appropriate to determine the amount of payments due to PositiveID hereunder and compliance with the terms of this Agreement.  Such records shall be retained for at least five (5) years following the end of the Royalty Period to which they relate.  They shall be available during normal business hours for examination by an auditor selected by PositiveID, for the sole purpose of verifying reports, payments due or made hereunder and compliance with the terms of this Agreement.  In conducting examinations pursuant to this paragraph, PositiveID’s auditor shall have access to all records which PositiveID reasonably believes to be relevant to the accuracy of reports, calculation of payments due under Section 4 and compliance with the terms of this Agreement.

6.2

Such examination by PositiveID’s auditor shall be at PositiveID’s expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall pay the cost of such examination as well as any additional sum that would have been payable to PositiveID had the Licensee reported correctly, plus interest on said sum at the rate of one and one half per cent (1 1/2%) per month.

6.3

In the event of a dispute asserted by PositiveID pursuant to this Section 6, Licensee will have the right to have the results of PositiveID’s audit reviewed by Licensee’s auditor. To the extent of a disagreement between the two auditors’ findings, the parties agree to resolve the dispute through a mutually agreed arbitration process.

7.

Patent Prosecution and Infringement

7.1

Patent Prosecution. PositiveID shall control the preparation, filing, prosecution and maintenance (including, without limitation, conducting or participating in interferences or oppositions), of any and all PositiveID patents related to the VeriChip Product, all at Licensee's expense.

7.2

 Infringement of PositiveID Patents by Third Parties.

(a)

Licensee agrees to inform PositiveID promptly in writing of any suspected infringement of the PositiveID patents or Patent Rights by a third party.

(b)

PositiveID shall have the sole right and authority to institute suit against any third party suspected of infringing any PositiveID patent or Patent Right.  If PositiveID does not notify Licensee of its intent to pursue legal action within one hundred and twenty (120) days after giving notice of any infringement of the PositiveID patents or Patent Rights, Licensee may institute suit; provided that PositiveID shall have the right, in its sole discretion, to join any such suit as a plaintiff and be represented by separate counsel of its own selection.  In any event, PositiveID and Licensee shall each bear their own fees and expenses related to such litigation. Any recovery or settlement in excess of litigation costs and reasonable attorney fees shall be shared equally between PositiveID and Licensee.

7.3

Infringement of Third Party Rights.  Each party shall promptly notify the other in writing of any allegation by a third party that the activity of either of PositiveID or Licensee pursuant to this Agreement infringes or may infringe the intellectual property rights of such third party (“Third Party Claim”).  Subject to the following sentence, PositiveID shall have the sole right to control any defense of any such Third Party Claim by PositiveID’s activities at its own expense and by counsel of its own choice. If any Third Party Claim alleges that the manufacture, use or sale of a Licensed Product infringes such third party’s patent rights, then Licensee shall have the first right to control any defense of any such claim at its expense and by counsel of its own choice, and PositiveID shall have the right, at its own expense, to be represented in any such action by counsel of their own choice; provided that if Licensee does not defend against any such Third Party Claim, then PositiveID may assume such defense at its expense and using counsel of its own choice, in which case PositiveID shall keep Licensee fully informed with regard to the defense of such Third Party Claim. PositiveID shall have the sole right to control any defense of any such Third Party Claim by PositiveID’s activities at its own expense and by counsel of its own choice. Neither PositiveID nor Licensee shall have the right to settle any patent infringement litigation under this Section 7.3 in a manner that diminishes the rights or interests of the other party without first consulting the other party.

7.4

Invalidity of Patent Rights. If a declaratory judgment action is brought naming Licensee as a defendant and alleging invalidity of any of the Patent Rights, PositiveID may elect to take over the sole defense of the action at its own expense.  PositiveID shall consult with Licensee in such action, and Licensee shall have an opportunity to provide comment; however, final decision-making authority shall vest in PositiveID.  Licensee shall cooperate fully with PositiveID in connection with any such action.

8.

Termination of Agreement

8.1

Term. This Agreement, unless terminated as provided herein, shall remain in effect until the last patent or patent application in the Patent Rights has expired or been abandoned.

8.2

Termination by PositiveID. PositiveID may terminate this Agreement as follows:

(a)

If Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 4.4) within thirty (30) days after the date of notice in writing of such non-payment by PositiveID.

(b)

If Licensee shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, immediately upon PositiveID giving written notice to Licensee.

(c)

If an examination by PositiveID’s auditor pursuant to Section 6 shows an underreporting or underpayment by Licensee in excess of 5% for any twelve (12) month period (in the event the dispute is not settled pursuant to Section 6.3).

(d)

If Licensee is convicted of a felony relating to the manufacture, use, or sale of Licensed Products, immediately upon PositiveID giving written notice to Licensee.

(e)

If Licensee sells any products or enters into any agreements outside of the Field, immediately upon PositiveID giving written notice to Licensee.

(f) If it is judicially determined that Licensee has infringed the intellectual property rights of a third party by manufacturing, using, or selling Licensed products, immediately upon PositiveID giving notice to Licensee.

(g) Except as provided in subparagraphs (b), (d), (e), and (f) above, if Licensee defaults in the performance of any obligations under this Agreement and the default has not been remedied within thirty (30) days after the date of notice in writing of such default by PositiveID.

8.3

Termination by Licensee .. Licensee may terminate this Agreement as follows:

(a)

If PositiveID shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it. Such termination shall be effective immediately upon Licensee giving written notice to PositiveID.

(b)

Except as provided in subparagraph (a) above, if PositiveID defaults in the performance of any obligations under this Agreement and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by Licensee.

(c)

By giving ninety (90) days advance written notice of termination to PositiveID. Upon termination, Licensee shall submit a final royalty report pursuant Section 4 of this Agreement to PositiveID and any payments owed to PositiveID pursuant to Sections 4 and 5 of this Agreement and unreimbursed patent expenses invoiced by PositiveID shall become immediately payable.

8.4

Survival of Sublicenses. Licensee shall provide, in all Sublicenses granted by it under this Agreement, that a Sublicensee’s interest in such Sublicenses shall, at PositiveID’s option, terminate or be assigned to PositiveID upon termination of this Agreement.

8.5

Survival.   Sections 3, 6, 7, 9, 10, 11, 12.2, 12.3, 12.7, 12.8, and 12.13 shall survive the termination of this Agreement.

9.

Warranty

9.1

PositiveID does not warrant the validity of the Patent Rights licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed Patent Rights or that such Patent Rights may be exploited by Licensee or any Sublicensee without infringing other patents.

9.2

 POSITIVEID EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS OR INFORMATION SUPPLIED BY POSITIVEID, LICENSED METHODS OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.

10.

Indemnification

10.1

Licensee shall indemnify, defend and hold harmless PositiveID and its current or former directors, officers, employees, advisors, and their respective successors, heirs and assigns (collectively, “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including, without limitation, reasonable attorney’s fees and other costs and expenses of litigation) (collectively, “Claims”), based upon or arising out of or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement.

10.2

PositiveID shall indemnify, defend and hold harmless Licensee and its current or former directors, officers, and employees, and their respective successors, heirs and assigns from and against any Claims, based upon or arising out of a breach of the terms of this Agreement by PositiveID.

10.3

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER POSITIVEID KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. POSITIVEID’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO POSITIVEID UNDER THIS AGREEMENT.  The foregoing exclusions and limitations shall apply to all claims and actions of any kind, whether based on contract, tort (including, but not limited to, negligence), or any other grounds.

10.4

Licensee shall, at its own expense, provide attorneys reasonably acceptable to PositiveID to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

11.

 Use of Names and Product Labeling Licensee shall not use PositiveID’s name or insignia, or any adaptation of them, or the name of any of PositiveID’s employees in any advertising, promotional or sales literature, including without limitation press releases, without the prior written consent of PositiveID. Licensee shall acknowledge PositiveID’s ownership of the Patent Rights in the manual or datasheet of the related products as follows:

“This product or the use of this product may be covered by one or more patents of PositiveID Corporation.”

This acknowledgement may, at Licensee’s discretion, be included as part of the “Limited Use License” wording.

12.

Miscellaneous

12.1

 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other party.

12.2

Covenants.

(a)

Licensee shall comply with all applicable laws and regulations.  In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce.  These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. Licensee hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Licensee, and that it will defend and hold PositiveID harmless in the event of any legal action of any nature occasioned by such violation.  Licensee shall, in each Sublicense, include terms that provide that Sublicense shall comply with all such laws and regulations, shall be solely responsible for any violation of same by Sublicensee, and shall defend and hold PositiveID harmless in the event of any legal action of any nature occasioned by such violation.

(b)

Licensee and any Sublicensee(s) shall obtain all regulatory approvals required for the manufacture and sale of Licensed Products.

(c)

Licensee and any Sublicensee(s) shall utilize appropriate patent and/or trademark marking on Licensed Products.

(d)

Licensee shall register or record this Agreement as is required by law or regulation in any country where the License is in effect.

12.3

Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that state.  The parties acknowledge that all of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in the State of Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the state or federal courts of record of the State of Florida in Palm Beach County; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

12.4

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement via facsimile or portable document format shall be effective as delivery of a manually executed counterpart of this Agreement.

12.5

Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.6

Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, to the following addresses:

If to PositiveID:

William Caragol

Chief Executive Officer

PositiveID Corporation

1690 South Congress Avenue

Delray Beach, FL 33445

Facsimile: (561) 805-8001

If to Licensee:

Scott Silverman

Chief Executive Officer

VeriTeQ Acquisition Corporation

1690 South Congress Avenue

Delray Beach, FL 33445

Facsimile: (561) 805-8001

12.7

Fees and Expenses.  Each party shall pay all of its own fees and expenses of experts, consultants and the like and other expenses incurred in connection with performing due diligence with respect to this Agreement, the documents referred to herein and the transactions contemplated hereby.

12.8

Attorney’s Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

12.9

Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of PositiveID and the Licensee.  Any amendment or waiver effected in accordance with this Section 12.9 shall be binding upon PositiveID and the Licensee and each Sublicensee.

12.10

Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

12.11

Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

12.12

Entire Agreement.  This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

12.13

Confidentiality.  PositiveID and the Licensee each agree that, except with the prior written permission of the other party, it shall at all times hold in confidence and trust and not use or disclose the terms of this Agreement.  Notwithstanding the foregoing, PositiveID or the Licensee each may disclose the terms of this Agreement: (a) as required by any court or other governmental body, provided that PositiveID or the Licensee provides the other party with prompt notice of such court order or requirement to enable the other party to seek a protective order or otherwise to prevent or restrict such disclosure; (b) to legal counsel or the financial advisor of PositiveID or the Licensee; (c) in connection with the enforcement of this Agreement or rights under this Agreement; or (d) to comply with applicable law.  The provisions of this Section 12.13 shall survive the termination of this Agreement.

[ Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VERITEQ ACQUISITION CORPORATION

By:	/s/ Scott Silverman
Name:	Scott Silverman
Title:	Chief Executive Officer

POSITIVEID CORPORATION

By:	/s/ William Caragol
Name:	William Caragol
Title:	Chief Executive Officer

Appendix A

PositiveID Patents and Patent Applications

U.S. Patent No.

No. 7,125,382, “Embedded Bio Sensor System” - Patent expires October 24, 2026

U.S. Patent Application No.

“Wireless Molecular Sensor System and Process” (Application Number 20110282175)